Filed under Rule 424(b)(3) of the
                                            Securities and Exchange Commission

                                            File No. 333-53856


            SUPPLEMENT NO. 1 TO PROSPECTUS OF MILLER PETROLEUM, INC.
                              DATED DECEMBER 7, 2001

                        2,761,152 Shares of Common Stock


     This prospectus supplement supplements the prospectus dated December 7, 2001, which relates to 2,761,152 shares of common stock of Miller Petroleum, Inc., a Tennessee corporation. We are providing the prospectus supplement to update the following information contained in the prospectus:

          The table titled "Directors and Executive Officers" on page 15 of the prospectus is updated as follows:

     Directors and Executive Officers.
     ---------------------------------

                                              Date of
                                              Initial         Date of
                             Positions        Election or     Termination
  Name                        Held            Designation     or Designation
  ----                        ----            -----------     --------------

Deloy Miller                  Director,         12/96               *
815 South Lake Drive          President         12/99               *
Oneida, TN 37841              CEO               12/97               *

Lawrence L. LaRue             Secretary/        12/96               10/01
432 Brewstertown Road         Treasurer         12/96               10/01
Sunbright, TN  37872          Director           4/97               *
                              CFO                4/01               *

Herbert J. White              Director and       4/97               *
P.O. Box 1868                 Vice President     4/97               *
Fairfield Glade, TN  38557

Herman Gettelfinger           Director           4/97               *
641 Atlantic Ave.
Knoxville, TN  37917

John N. Bonar                 Vice President    11/97             9/00
50 Rivers Run Way
Oak Ridge, TN 37830

Gary G. Bible, Ph.D           Vice President     9/97               *
232 West Seneca Circle
Oneida, TN 37841



Teresa Cotton                 Secretary/        10/01               *
1228 Cherry Fork Road         Treasurer
Helenwood, TN 37765

W. Parker Lee                 Director          12/01               *
3024 Ducan Road
Lenoir City, TN  37772

     * These persons presently serve in the capacities indicated opposite their respective names.


          The following biographical information is added immediately before the heading "Significant Employees" on page 17:

     W. Parker Lee. Mr. Lee, age 28, is a member of the Board of Directors. For the past three years, he has managed Lee Investments, which has holdings in various corporations. He graduated from Montana State University in May, 1997. In 1998, before attending law school, Mr. Lee worked with the family business in Knoxville, Tennessee. In May, 2001, he earned a J.D. degree from Willamette University. Mr. Lee is a native of Knoxville, Tennessee.


          The table "Directors and Executive Officers" on page 18 is updated as follows:

                     DIRECTORS AND EXECUTIVE OFFICERS
                     --------------------------------

                                            Number of Shares    Percent
Name and Address(1)      Title              Beneficially Owned  of Class(2)
----------------         -----              ------------------  --------

Deloy Miller             CEO and                 4,419,343         42%
815 South Lake Drive     Director
Oneida, TN 37841

Lawrence L. LaRue (3)    CFO and                   111,177          1%
432 Brewstertown Road    Director
Sunbright, TN  37872

Herbert J. White         Vice President/Director       300         -0-
P.O. Box 1868
Fairfield Glade, TN
38557

Herman Gettelfinger      Director                  343,101         3%
641 Atlantic Ave.
Knoxville, TN  37917

Gary Bible (3)           Vice President              6,300         -0-
323 Seneca Circle
Oneida, TN 37841



Teresa Cotton            Secretary/Treasurer         1,300         -0-
1228 Cherry Fork Road
Helenwood, TN 37765

W. Parker Lee            Director                    1,000         -0-
3024 Ducan Road
Lenoir City, TN  37772

All executive officers and directors
as a group (Five persons)                        4,882,521         46%


     (1) These persons presently serve in these capacities for us.

     (2) Based upon 10,635,656 outstanding shares, assuming that 1,136,000 shares underlying the warrants of selling stockholders, and 953,400 warrants held by Baxter Lee III are outstanding, though none of these warrants have been exercised.

     (3) Includes 12,500 shares underlying warrants granted to Mr. LaRue, and 6,000 shares underlying warrants granted to Mr. Bible that are being registered and may be resold pursuant our Prospectus.

          The disclosure under the heading "Compensation Pursuant to Plans" on page 41 is updated as follows:

     Compensation Pursuant to Plans.
     -------------------------------

     Effective January 29, 1997, we adopted an Incentive Stock Option Plan which provides for certain employees to purchase shares of our common stock at a price equal to 115% of the fair market value of our common stock on the date that the option is granted. The options are exercisable for a period of five years from the date of the grant. Upon the first anniversary of the granting of the options, 25% of the options vested, with additional 25% amounts vesting on each subsequent anniversary of the grant date.

     On December 17, 2001, our Board of Directors resolved to extend our Incentive Stock Option Plan until January 29, 2005.

     As of the date of this prospectus, the following options are outstanding:
                                                  Price Per
           Name             Number of Shares      Price         Date of Grant
           ----             ----------------      -----         -------------

     Roy Greenwood              50,000            $0.575        1/29/97

     Lawrence LaRue            100,000            $0.575        1/29/97

     Ronnie Lewis               40,000            $0.575        1/29/97

     Deloy Miller              100,000            $0.575        1/29/97

     Herbert White             100,000            $0.575        1/29/97

     Ronnie Griffith           100,000            $0.575        1/29/97

     Teresa Cotton              20,000            $0.575        1/29/97

     Gary G. Bible              40,000            $1.75 (1)     9/15/97

     Melvin C. Myers             2,000            $1.00 (1)     2/6/98

     Steven W. Letner            2,000            $1.00 (1)     2/6/98

     Steven R. Burchfield        4,000            $1.00 (1)     2/6/98

     Lawrence LaRue             11,591            $1.50 (1)     4/30/98

     Lawrence LaRue              1,776            $1.50 (1)     4/30/99

     Gary G. Bible              40,000            $0.805 (1)   12/17/01

     Teresa A. Cotton           10,000            $0.805 (1)   12/17/01

     Melvin C. Myers            40,000            $0.805 (1)   12/17/01

     Steve W. Letner            20,000            $0.805 (1)   12/17/01

     Steven R. Burchfield       30,000            $0.805 (1)   12/17/01

     Roger Butler               30,000            $0.805 (1)   12/17/01

     Lawrence LaRue            100,000            $0.805 (1)   12/17/01

     Ernest F. Payne            75,000            $0.805 (1)   12/17/01


     (1) These options were granted with an exercise price of 115% of the fair market value of the shares on the date of the grant, and are exercisable for eight years.

           On April 10, 2000, we granted to Michael Ratliff, who is not an employee, an option to purchase 250,000 shares of our common stock for $1.00 per share, for a period of one year. Mr. Ratliff has exercised options to purchase 100,000 of these shares. The remaining options expired on August 15, 2001.

     In addition, all references in the prospectus to "this prospectus" are hereby amended to read "this prospectus as supplemented."

     The date of this prospectus supplement is December 20, 2001.